Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED SHARED SERVICES AGREEMENT

by and among

MOMENTIVE SPECIALTY CHEMICALS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

and

the other Persons party hereto

Dated as of October 24, 2014

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ARTICLE IX DEFAULT		19
9.01	Definition	19
9.02	Service Provider’s Default	19
9.03	Recipient’s Default	19
9.04	Bankruptcy	19
9.05	Reorganization/Receiver	20
9.06	Delays and Omissions	20

ARTICLE X TERMINATION		20
10.01	Terminating Events	20
10.02	Termination for Convenience	20
10.03	Effect of Termination	20
10.04	Transition Assistance	20

ARTICLE XI NOTICES		21

ARTICLE XII DISPUTE RESOLUTION		23
12.01	Resolution Procedure	23
12.02	Exchange Of Written Statements	23
12.03	Good Faith Negotiations	23
12.04	Determination Of Steering Committee	23
12.05	Disputes Submitted to Arbitration	23
12.06	Selection of Arbitrators	24
12.07	Submission of Evidence	24
12.08	Decisions of Arbitrators	24
12.09	Arbitration is Binding	24

ARTICLE XIII MISCELLANEOUS		25
13.01	Assignment	25
13.02	Construction	25
13.03	Governing Law	25
13.04	Severability	25
13.05	Attorneys’ Fees	25
13.06	Entire Agreement	25
13.07	Counterparts	25
13.08	Force Majeure	25
13.09	No Warranties	26
13.10	Headings	26
13.11	Waiver	26
13.12	Consent to Jurisdiction	26
13.13	Waiver of Jury Trial	26
13.14	Third Party Beneficiaries	27
13.15	Amendments	27
13.16	Confidentiality; Data Security and Privacy	27

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EXHIBITS

Exhibit A	Services
Exhibit B	Master Confidentiality and Joint Development Agreement
Exhibit C	MSC Subsidiaries
Exhibit D	MPM Subsidiaries
Exhibit E	Designated MPM Executives
Exhibit F	Termination Assistance Project Plan
Exhibit G	Audit Firm Candidates
Exhibit H	Allocation Principles
Exhibit I	Transition Asset Separation Principles

iii

SECOND AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Second Amended and Restated Shared Services Agreement is dated as of October 24, 2014 and is made and entered into by and among Momentive Specialty Chemicals Inc., a New Jersey corporation (together with its subsidiaries, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MSC”), Momentive Performance Materials Inc., a Delaware corporation (“MPM Inc.”), and those direct or indirect subsidiaries of MPM Inc. that are set forth on the signature pages hereto (collectively, either referred to as a “Service Provider” or “Recipient” of a specific Service or “MPM”). Capitalized terms have the meanings set forth in Article I.

RECITALS

A. Pursuant to the Combination Agreement, dated as of September 11, 2010, by and between Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), a Delaware limited liability company and sole stockholder of MSC (“MSC Holdings”), and Momentive Performance Materials Holdings Inc., a Delaware corporation and sole stockholder at such time of MPM Inc. (“MPM Holdings”), MSC Holdings and MPM Holdings entered into a series of transactions that resulted in each of MSC Holdings and MPM Holdings becoming a wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, a Delaware limited liability company.

B. In connection with the above-described transaction, and in order to recognize economies of scale and generate cost savings for each of MSC and MPM that otherwise would have been unavailable, the parties entered into that certain Shared Services Agreement, dated as of October 1, 2010 (the “Effective Date”), by and between MSC and MPM (the “Original Agreement”), in order that each could provide and/or receive certain services from the other, and in order to provide for a mechanism by which the costs of such service provision were to be allocated.

C. The Original Agreement was amended and restated by the parties as of March 17, 2011 (as so amended and restated, the “First A/R Agreement”).

D. On April 14, 2014, MPM Holdings and MPM Inc. filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. In connection with the emergence of MPM Holdings and MPM Inc. therefrom, the parties now desire to further amend and restate the First A/R Agreement in its entirety to read as set forth herein (as so amended, and as amended, modified, supplemented, or restated from time to time, as the context may require, this “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the parties stipulate and agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Actual Cost” means, with respect to any period hereunder, one hundred percent (100%) of the actual, out of pocket expenses of a party (including fully burdened employee cost and overhead costs allocated to the relevant cost center in accordance with the historical practices of such party, but specifically excluding any divisional or product or sales-based costs) actually paid or expected to be paid within the three (3) months following such period (without duplication of any Actual Costs previously allocated between the parties), calculated in accordance with the accounting policies, principles, practices and procedures approved, from time to time, by the Steering Committee, caused by, incurred or otherwise arising from or relating to the Services during such period.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of the foregoing, from and after the Emergence Date, MSC and MPM shall not be considered Affiliates of each other, including due to the provision of Services hereunder.

“Agreement” is defined in the recitals.

“Allocation Percentage” shall mean 57% to MSC and 43% to MPM.

“Apollo” means Apollo Global Management, LLC and its Affiliates.

“Approved Metrics” is defined in Section 5.01(c).

“Audit Firm” is defined in Section 5.06(b).

“Business Days” means all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Capital Expenditure” means any expenditure, or series of related expenditures, in excess of $1 million made by either MSC or MPM to the extent in furtherance of the provision of Services under this Agreement that is required to be capitalized in accordance with United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.

“Confidential Information” means, as to MSC or MPM, any information and/or materials, including Personal Data, provided to the other in connection with the provision and/or receipt of Services or otherwise hereunder, or created by a party in connection with the performance of its obligations hereunder to the extent such information and/or materials describe the business and legal activities and interests of the other party, in each case, other than any information or materials (i) generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving party, (ii) that become generally available to the public or otherwise part of the public domain after the owner party disclosed such information to the receiving party, other than through any act or omission of the receiving party in breach of Section 13.16, or (iii) independently created or developed by such party without reference to the Confidential Information of the other party.

“Control” means the ability to direct the management and policies of a Person, through ownership of voting shares or other equity rights, pursuant to a written agreement or otherwise.

“Data Subject” means a natural person with whom certain Personal Data is identified or identifiable.

“Designated MPM Executives” means the new interim or permanent executive officers of MPM set forth in Exhibit E hereof, effective from and after the Emergence Date.

“Designated MSC Executives” means, as to any Designated MPM Executive, the equivalent executive officer of MSC (or, if no direct equivalent exists at MSC, the executive officer of MSC performing the function(s) most closely related to those performed by such Designated MPM Executive).

“Disinterested Director” is defined in the Top Holdco Charter.

“Effective Date” is defined in the recitals.

“Emergence Date” means October 24, 2014.

“Estimated Monthly Allocation Payment” is defined in Section 5.03.

“Event of Default” is defined in Section 9.01.

“Exchange Rate” means, with respect to a particular currency for a particular day and a particular party, the rate of exchange used in the preparation of the financial statements of such party for the most recent month for which financial statements are then available.

“Excluded Costs” means, from and after the Emergence Date, the fully burdened employee cost of any Designated MPM Executive, Designated MSC Executive and/or any respective predecessor thereof.

“Excluded Services” means (i) senior executive services and functions of the type performed by any Designated MPM Executive or Designated MSC Executive; and/or (ii) certification of Recipient’s financial statements or filings under applicable securities laws or the rules and regulations of any securities exchange.

“First A/R Agreement” is defined in the recitals.

“Functional Services” means all Services other than Raw Materials/Logistics Services. For the avoidance of doubt, Functional Services shall include only corporate and/or administrative-type services, and shall not include divisional or sales functions.

“Functional Services Costs” means the Actual Cost of Functional Services, including the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services, excluding any Excluded Costs.

“Hexion Marks” is defined in Section 3.05(b).

“including” shall mean including without limitation.

“Initial Term” is defined in Section 2.01.

“MPM” is defined in the caption.

“MPM Inc.” is defined in the caption.

“MPM-Provided Services” is defined in Section 3.01.

“MPM Holdings” is defined in the recitals.

“MPM Marks” is defined in Section 3.05(a).

“MSC” is defined in the caption.

“MSC Holdings” is defined in the recitals.

“MSC-Provided Services” is defined in Section 3.01.

“Original Agreement” is defined in the recitals.

“Past Period” is defined in Section 5.06(a).

“Periodic Reconciliation Payment” is defined in Section 5.06(a).

“Periodic True-Up” is defined in Section 5.06(a).

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.

“Personal Data” means any information that is identified or identifiable with a natural person, including employees, directors, shareholders, customers, prospects, contacts and suppliers of Recipient.

“Processing” of Personal Data means and includes any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection; recording; organization; storage; adaptation or alteration; retrieval; accessing; consultation; use; disclosure by transmission, dissemination or otherwise making available; alignment or combination; blocking; erasure or destruction; and the terms “Process” and “Processed” have correlative meanings.

“Quarterly Reconciliation Payment” is defined in Section 5.05(a).

“Quarterly Report” is defined in Section 5.04.

“Raw Materials/Logistics Services” means the procurement of Raw Materials and Logistics by a Service Provider hereunder.

“Raw Materials and Logistics” means raw materials and logistics services, including supplies, freight, equipment and electricity, and indirect costs of such raw materials and logistics services, including packaging, uniforms and pallets, in the case of any of the foregoing, required by or used in connection with the business of either or both of MSC and MPM, but excluding the Actual Costs of the employees of either MSC or MPM who perform Raw Materials/Logistics Services and allocated overhead associated with the performance of such services, which, for the avoidance of doubt, shall be treated as Functional Services Costs hereunder.

“Recipient” means MSC or MPM, as applicable, with respect to such party’s receipt of a particular Service.

“Recipient Indemnitee” means, collectively, Recipient and each of its Affiliates, and their respective officers, partners, stockholders, members, directors, managers, agents and employees.

“Recipient Personal Data” means, as it relates to the Services, (i) Personal Data obtained by Service Provider from Recipient, (ii) Personal Data (from whatever source) being Processed by Service Provider on behalf of Recipient, and (iii) Personal Data (from whatever source) pertaining to the personnel of Recipient.

“Required Approval” is defined in Section 5.01(c).

“Service Provider” means MSC or MPM, as applicable, with respect to such party’s provision of a particular Service.

“Service Provider Indemnitee” means, collectively, Service Provider and each of its Affiliates, and their respective officers, partners, stockholders, members, directors, managers, agents and employees.

“Services” is defined in Section 3.01.

“Steering Committee” is defined in Section 3.04.

“Tax” or “Taxes” means (i) all federal, state, local and foreign sales, use, value-added, gross receipts, privilege, utility, infrastructure maintenance, property, excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Services; (ii) any penalties, interest or other additions to any such taxes; and (iii) any tax-related surcharges or fees that are related to the Services and authorized by applicable tariffs.

“Term” is defined in Section 2.01.

“Termination Assistance Project Plan” means the termination assistance project plan set forth in Exhibit F.

“Top Holdco” means MPM Holdings Inc.

“Top Holdco Charter” means that certain Amended and Restated Certificate of Incorporation of MPM Holdings Inc., filed on October 24, 2014.

“Transition Period” is defined in Section 10.04(c).

“Unavoidable Delays” is defined in Section 13.08.

ARTICLE II

TERM

2.01 Term. The term of this Agreement (the “Term”) commenced upon the Effective Date and shall continue for five (5) years from the Effective Date (the “Initial Term”) and any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article X. For the avoidance of doubt, the Initial Term shall expire on October 1, 2015. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive renewal terms of one (1) year each, absent contrary notice from either party given not less than thirty (30) days prior to such expiration.

ARTICLE III

APPOINTMENT; SERVICES

3.01 Services.

(a) During the Term, (i) MSC hereby engages MPM to provide, and MPM hereby accepts such appointment and undertakes to provide or cause to be provided to MSC, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MPM-Provided Services”) and (ii) MPM hereby engages MSC to provide, and MSC hereby accepts such appointment and undertakes to provide or cause to be provided to MPM, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “MSC-Provided Services”, and together with the MPM-Provided Services, the “Services”). Notwithstanding the foregoing, neither MSC nor MPM shall provide to the other, and the Services shall not include, Excluded Services.

(b) Each of MSC and MPM acknowledges and agrees that each will assist the other in obtaining favorable pricing with respect to purchases of Raw Materials and Logistics from third party suppliers. Any Actual Costs incurred by either MSC or MPM in assisting the other in this respect shall be allocated pursuant to Section 5.01.

3.02 Changes to Services.

(a) Subject to the following sentence, the parties may agree to modify the terms and conditions of Service Provider’s performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. The parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.

(b) Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to Recipient of Service Provider’s provision or the quality of such Service in any material respect or increase Recipient’s cost for such Service; (ii) emergency changes in the manner in which a particular Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of Recipient.

3.03 Additional Services. Recipient may, from time to time, request additional services that are not listed in Exhibit A. The parties may agree to negotiate in good faith the terms and conditions by which Service Provider would be willing to perform such additional services, if at all.

3.04 Steering Committee.

(a) Generally. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, MSC and MPM shall establish a “Steering Committee” consisting of executive officers or other authorized designees of each of MSC and MPM and whereby each of MSC and MPM is equally represented.

(b) Composition. The size of the Steering Committee may be fixed from time to time by the unanimous vote of the Steering Committee, but shall not be less than one executive officer from each of MSC and MPM. The Steering Committee shall initially consist of two (2) representatives from each of MSC and MPM, comprised of MSC’s (i) Executive Vice President and Chief Financial Officer and (ii) Vice President and General Controller, and MPM’s (i) President and (ii) Executive Vice President and Chief Financial Officer. Each of MSC and MPM may replace any of its respective Steering Committee representatives at any time by notice to the other party.

(c) Meetings; Actions. The Steering Committee shall meet at least quarterly (or more frequently as may be agreed or upon the reasonable request by a representative) during the Term. Meetings may be in person or by means of a conference telephone or similar communications equipment pursuant to which all representatives can hear each other. A majority of the Steering Committee representatives shall constitute a quorum for the transaction of business. Acts of the Steering Committee shall require the affirmative vote of a majority of the Steering Committee representatives present upon the existence of a quorum, unless a higher threshold is required under this Agreement; provided, that, no action shall be taken without the affirmative vote of not less than one (1) MSC representative and one (1) MPM representative. Any action required or permitted to be taken at any meeting of the Steering Committee may be taken without a meeting if a written consent thereto is signed by all Steering Committee representatives.

(d) Oversight. During the Term, the Steering Committee shall determine the Services to be provided and the payments to be made pursuant to Article V. Such determination with respect to the Services to be provided shall include the scope, manner, level, and place or places where such Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Service is to be provided, or the scope, manner, level and place or places at which such Service shall be provided, such Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters, including as contemplated in Article XII. Subject to the terms and provisions of this Agreement, the Steering Committee may adopt rules and procedures for the conduct of its business, the provision of Services and the implementation of this Agreement. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

3.05 Certain Intellectual Property Matters.

(a) MSC hereby acknowledges and agrees that MPM and its subsidiaries have certain intellectual property and common law rights associated with the word “Momentive” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Momentive” stylized logo, colors, and other indicia as used in connection with the name and business of MPM (collectively, “MPM Marks”). During the Term (and during any transition period provided in Section 10.04), MPM hereby agrees not to, and to cause its respective controlled Affiliates not to, assert any claims against MSC, MSC Holdings and their respective controlled Affiliates or joint ventures with respect to the use of the word “Momentive” or any MPM Mark in their respective names, businesses and products and services; provided, such use shall be substantially consistent with the trademark practices and quality standards of MPM so as not to weaken the value of the MPM Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MPM. MPM shall have the right to monitor the quality of the products and services bearing the MPM Marks provided by MSC, including any promotional materials for the same. The MPM Marks shall remain the exclusive property of MPM.

(b) MPM hereby acknowledges and agrees that MSC has certain intellectual property and common law rights associated with the word “Hexion” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the “Hexion” stylized logo, colors, and other indicia as used in connection with the name and business of MSC (collectively, “Hexion Marks”). During the Term (and during any transition period provided in Section 10.04), MSC hereby agrees not to, and to cause its respective controlled Affiliates not to, assert any claims against MPM, MPM Holdings and their respective controlled Affiliates or joint ventures with respect to the use of the word “Hexion” or any Hexion Mark in their respective names, businesses and products and services; provided, that such use shall be substantially consistent with the trademark practices and quality standards of MSC so as not to weaken the value of the Hexion Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MSC. MSC shall have the right to monitor the quality of the products and services bearing the Hexion Marks provided by MPM, including any promotional materials for the same. The Hexion Marks shall remain the exclusive property of MSC.

(c) In connection with this Agreement, MSC and MPM entered into a Master Confidentiality and Joint Development Agreement, substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Joint Development Agreement”), which is incorporated by reference herein. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Joint Development Agreement, the terms of the Joint Development Agreement shall control.

3.06 Certain Agreements Regarding Services. Each of MSC and MPM expressly acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, (i) without limiting each party’s obligations as set forth in this Agreement (including to provide Services hereunder as a Service Provider), (a) nothing in this Agreement shall restrict or prevent either party from engaging in any transaction in connection with the conduct of its respective business, whether in or outside the ordinary course (including divesting assets or business lines, rationalizing headcount, etc.), and (b) neither party shall be under any obligation to retain or maintain any particular resources (including personnel), (ii) in the provision of any Services hereunder, each party as a Service Provider shall provide the Services at a level consistent in all material respects with the level of service previously provided by such party and (iii) a Recipient shall remain solely responsible for the ultimate direction and control of its business (including the exercise of commercial judgment in connection therewith), including such Recipient’s decisions as to (a) which Services to maintain or to request under this Agreement and (b) how to review and manage its Service Provider’s performance of applicable Services under this Agreement.

ARTICLE IV

PERFORMANCE OF SERVICES

4.01 Standards. Service Provider shall perform the Services in a commercially reasonable manner, using its commercially reasonable efforts to provide the Services in the same manner as if Service Provider was providing such Services for its own account. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

4.02 Employees. Service Provider shall determine the fitness and qualifications of all employees performing the Services. Service Provider shall hire, supervise, direct the work of, and discharge all such employees. Service Provider shall determine the wages and conditions of employment of all such employees. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with provision of the Services shall be Service Provider’s responsibility; provided, that such items shall be Functional Services Costs and will be taken into account as such for purposes of Article V.

4.03 Independent Contractors. Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of a Service hereunder. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, and Service Provider will be responsible for payments due to its independent contractors, which payments shall be included in the Actual Costs allocated pursuant to Section 5.01.

4.04 No Joint Venture or Partnership. Service Provider shall perform all Services provided pursuant to this Agreement (including Raw Materials/Logistics Services) as an independent contractor to Recipient and not as an employee, stockholder, partner, joint venturer, landlord, agent or representative of Recipient. In no event shall Service Provider be deemed in breach of its obligations hereunder solely by reason of (i) the failure of the financial performance of the Recipient’s business to meet Recipient expectations or income projections or any operating budget or annual plans (including any budgets or plans in connection with or related to the emergence of MPM Holdings and MPM Inc. from reorganization under chapter 11 of the U.S. Bankruptcy Code), (ii) the acts of Recipient’s employees, (iii) the institution of litigation or the entry of judgments against Recipient or Recipient’s business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement, it being the intention and agreement of the parties that Service Provider’s sole obligation hereunder shall be to act in conformity with the standard set forth in Section 4.01.

4.05 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

4.06 Cooperation. MSC and MPM shall cooperate fully with each other during the Term to procure and maintain all licenses and operating permits and to facilitate each party’s performance of this Agreement. Recipient shall at its own expense cooperate fully with Service Provider by promptly providing reasonable assistance, resources and access (including the provision of access to its personnel, computer systems, data, equipment and other information) as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

ARTICLE V

COST ALLOCATION

5.01 Allocation Formula; Capital Expenditures; Adjustments.

(a) Functional Services Costs shall be allocated as follows:

(i) To the extent 100% of such item is demonstrably attributable to or for the benefit of MSC or MPM, 100% of such item shall be allocated to MSC or MPM, as applicable; and

(ii) All other portions of any item that cannot be allocated pursuant to clause (i) above shall be allocated in accordance with the Allocation Percentage.

(b) Capital Expenditures. With respect to any Capital Expenditure made or to be made by a Service Provider, the Steering Committee shall determine whether the cost of such Capital Expenditure should be allocated between MSC and MPM based on the Allocation Percentage or otherwise (including whether any portion of such Capital Expenditure is to be currently billed to either party). Such determination shall be based on the Steering Committee’s reasonable, good faith estimate of the respective anticipated usage of the assets underlying such Capital Expenditure, the parties’ relative costs of capital and respective hurdle rates and any other similar factors deemed relevant by the Steering Committee.

(c) Adjustments.

(i) Quarterly. As part of the Steering Committee’s review of each Quarterly Report and determination of the related Quarterly Reconciliation Payment as set forth in Sections 5.04 and 5.05, the Steering Committee shall evaluate and determine whether significant changes have occurred with respect to either MSC or MPM within such quarter that would require adjustment to the existing Allocation Percentage on a prospective basis for the remainder of the current year in order for the Periodic Reconciliation Payment not to be material. For greater certainty, this quarterly review is not intended to duplicate the annual review, or result in ordinary course changes of the type contemplated in the annual review described in Section 5.06 below.

(ii) Prospective Adjustment. Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Steering Committee by majority vote, including the affirmative vote of not less than one

(1) MSC representative and one (1) MPM representative (the “Required Approval”)), the Steering Committee shall evaluate and determine whether the Allocation Percentage then in use accurately reflects the use of Services by MSC and MPM, and shall make a determination as to the appropriate Allocation Percentage to reflect anticipated relative usage of the Services during the coming fiscal year.

(iii) Each determination set forth above shall be based on the allocation principles contained in the attached Exhibit H, using such usage or volumetric metrics as the Steering Committee shall determine by the Required Approval (such metrics, as approved, the “Approved Metrics”), and shall not be based on MSC’s and MPM’s respective historic cost structures or how such cost structures have or may have changed since the Effective Date (and shall not be at all based on any changes in cost structures resulting from the transactions and arrangements contemplated hereby). Each of MSC and MPM shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. Upon the Steering Committee’s determination of the appropriate Allocation Percentage for the period under review (and upon the verification by the Audit Firm in accordance with Section 5.06(b) that the Approved Metrics are consistent with good industry practice for shared services agreements of this kind; provided, that the parties acknowledge that the present (i.e., 2014) seven-step Steering Committee approach using the allocation principles contained in the attached Exhibit H satisfies such standards and, accordingly, will be applied by the Audit Firm for the current year and each subsequent year if this approach is used by the Steering Committee), the Steering Committee shall have the authority to and shall direct that the adjusted Allocation Percentage shall instead apply, and upon any such determination, the Allocation Percentage set forth herein shall be deemed amended accordingly. Any dispute regarding the applicable Approved Metrics and the Allocation Percentage that cannot be resolved by the Steering Committee shall be settled pursuant to Article XII.

5.02 Non-Cash Cost Allocation. Any non-cash costs or expenses caused by, incurred or otherwise arising from or relating to the Services shall be allocated to MSC and MPM for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles, based on the Allocation Percentage principles described in Section 5.01 hereof.

5.03 Monthly Estimate Statements. Prior to the first day of each quarter during the Term, the Steering Committee, with such assistance from MSC and MPM as the Steering Committee shall request, shall (i) estimate (or calculate, as applicable) the (x) Actual Cost of each Service Provider in respect of Services to be provided by it for each month during such quarter, and (y) cost shares of each of the parties as calculated pursuant to this Article V and the estimated net cost share payment, if any, that will be owed by either MSC or MPM, as applicable, to the other party (the “Estimated Monthly Allocation Payment”) for each month during such quarter and (ii) direct the applicable Service Provider to prepare and issue invoices for each Estimated Monthly Allocation Payment to be paid by the other party, which invoices shall be delivered on the first day of each month during such quarter (or as promptly as practicable thereafter). Within ten (10) days of delivery of an invoice for the Estimated Monthly Allocation Payment, the applicable Recipient shall promptly make payment of the Estimated Monthly Allocation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Estimated Monthly Allocation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for the applicable Recipient.

5.04 Quarterly Statements. Within thirty (30) days following the end of each quarter during the Term, each Service Provider shall furnish the Steering Committee with a written statement with respect to the Actual Cost of such Service Provider in respect of Services provided by it during such quarter, setting forth (i) the cost allocation determined pursuant to Section 5.01(a), (ii) the cost allocation determined pursuant to Section 5.02, and (iii) the amounts paid pursuant to Section 5.03 hereof, together with such other data and information necessary to complete the items described in Section 5.05 hereof (hereinafter referred to as the “Quarterly Report”).

5.05 Quarterly Determination and Payment.

(a) Within twenty (20) days of the submission of the Quarterly Report, the Steering Committee shall (i) determine the cost share of each of the parties as calculated pursuant to this Article V for such quarter, the amount of the Estimated Monthly Allocation Payments made by each of the parties to the other during such quarter and the resultant net cost share payment, if any, owed by either MSC or MPM, as applicable, to the other party for such quarter (the “Quarterly Reconciliation Payment”); and (ii) direct the applicable Service Provider to prepare and issue an invoice for such Quarterly Reconciliation Payment to the other party. Any dispute among members of the Steering Committee that cannot be settled by majority vote shall be settled pursuant to Article XII. If the Steering Committee reasonably believes that a Periodic Reconciliation Payment will become owing and payable pursuant to Section 5.06(a), the Steering Committee may direct that an allocable portion of such anticipated Periodic Reconciliation Payment be combined with the amount(s) owing and payable pursuant to each Quarterly Reconciliation Payment, in order to lessen the size of the anticipated Periodic Reconciliation Payment.

(b) Within fifteen (15) days of the determination by the Steering Committee of the Quarterly Reconciliation Payment, either MSC or MPM may dispute such determination by giving written notice specifying in reasonable detail the nature of such dispute. Any such dispute shall be settled pursuant to Article XII.

(c) Within fifteen (15) days of delivery of the invoice for the Quarterly Reconciliation Payment, if a valid dispute notice has not been delivered in accordance with Section 5.05(b), the applicable Recipient shall promptly make payment of the Quarterly Reconciliation Payment. MSC and MPM, as applicable, may elect to cause all or a portion of the Quarterly Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for MSC or MPM, as applicable.

5.06 Retrospective True-Up; Independent Verification; Payment.

(a) Retrospective True-Up. Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Required Approval of the Steering Committee), the Steering Committee shall review and assess the accuracy throughout the year that is the subject of such audit (i.e., the fiscal year prior to the year that is the subject of the then-ongoing annual budgeting process) (the “Past Period”) of (A) the actual billings of Functional Services Costs and Capital Expenditures (i.e., whether the actual billings were consistent with this Agreement and whether the Allocation Percentage was properly applied to all eligible costs and expenses) and (B) whether the Allocation Percentage to be applied to the applicable Past Period should be adjusted and retroactively applied to the Past Period to reflect actual relative usage of the Services by each of MPM and MSC throughout the Past Period (such process, the “Periodic True-Up”). Each of MSC and MPM shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. Upon the Steering Committee’s determination of the appropriate allocation of actual billings and the Allocation Percentage, the Steering Committee shall have the authority to and shall direct that necessary and appropriate steps are taken to effectuate any adjustments determined to be appropriate as part of the Periodic True-Up, including requiring MPM or MSC, as appropriate, to pay to the other party in cash the resultant net cost share payment (each a “Periodic Reconciliation Payment”); provided, however, that there shall be no such retroactive true-up as set forth in this Section 5.06(a) with respect to any periods prior to fiscal year 2015. Any dispute regarding the applicable Approved Metrics and the Allocation Percentage that cannot be resolved by the Steering Committee shall be settled pursuant to Article XII.

(b) Independent Verification.

(i) Annually, as part of MPM’s and MSC’s annual budgeting process (or more frequently as determined by the Required Approval of the Steering Committee), the Steering Committee shall engage an independent, nationally recognized firm or consultant with appropriate experience and expertise (the “Audit Firm”) to undertake an audit as set forth herein. The Audit Firm shall be selected by the Steering Committee; provided, that, in the case of the first Past Period subject to this independent verification only (i.e., the review of fiscal year 2015), the Audit Firm shall be selected from among those firms listed on Exhibit G. Selection of the Audit Firm for subsequent Past Period reviews shall be made (A) by the Required Approval of the Steering Committee, and (B) if necessary, in accordance with Article XII. Fees and expenses of the Audit Firm in connection with such engagement shall be borne by MSC and MPM in accordance with their respective Allocation Percentage as may be adjusted following the results of such audit.

(ii) The Audit Firm shall be given the mandate to review and assess the accuracy of the (1) Allocation Percentage determined in accordance with Section 5.01(c) for prospective application and (2) true-up of the Allocation Percentage (and the application thereof) and the determination of the Reconciliation Payments in accordance with Section 5.06(a). In determining its assessment, the Audit Firm shall evaluate the Services received or expected to be received by MSC and MPM, respectively, utilizing the Approved Metrics and, in the course of the Audit Firm’s review of the Approved Metrics themselves (but subject to the proviso in Section 5.01(c)(iii)), information maintained by or available to the Audit Firm regarding relevant good industry practice for shared services agreements of this kind. In connection with its engagement, MSC and MPM shall cause to be provided to the Audit Firm (1) the Allocation Percentage for all periods being reviewed, and a reasonably detailed description of the process and methodology by which such Allocation Percentage was determined, including backup and supporting materials, (2) all invoices for Estimated Monthly Allocation Payments, Quarterly Reports and invoices for Reconciliation Payments, and related supporting documentation, in each case for all periods being reviewed, (3) detail related to the Approved Metrics necessary to evaluate the Services used by MSC and MPM, and (4) such other financial and operating data as is reasonably requested by the Audit Firm in connection with its mandate set forth in this Section 5.06(b) and the applicable engagement letter. Each of MSC and MPM may provide information to the Audit Firm on a confidential basis, with the information so provided not subject to express inclusion in the report described below. Each of MSC and MPM shall make appropriate members of its management reasonably available to, and shall cause to cooperate with, the Audit Firm throughout its engagement. Each of MSC and MPM shall act in good faith to enable the Audit Firm to complete its written report within 60 days following the date the Audit Firm is engaged and by no later than April 30th of the fiscal year that is being budgeted in the applicable review process.

(iii) Upon completion of its analysis as set forth in this Section 5.06(b), the Audit Firm shall provide to the Steering Committee (which shall provide copies to the MSC and MPM boards of directors) a written report summarizing the Audit Firm’s findings, including the accuracy of any adjustments or true-ups (or lack thereof) determined by the Steering Committee in accordance with Section 5.01(c) and Section 5.06(a). In the event the Audit Firm report identifies incorrect or otherwise deficient results in the Steering Committee’s determinations, the Steering Committee shall work in good faith with the Audit Firm in an effort to resolve and eliminate any discrepancies between the Steering Committee’s final determinations and the Audit Firm’s evaluation of those Steering Committee determinations.

(iv) Prior to the Audit Firm’s delivery of the audit report described herein to the Steering Committee, the Audit Firm shall provide each of MSC and MPM executive management with at least one opportunity of at least one week to review and to provide complete comments on the Audit Firm’s proposed findings; provided that while the Audit Firm shall be obligated to consider MPM and MSC comments in good faith, the Audit Firm shall retain full discretion in conducting its review, reaching its findings, and formulating and presenting its findings.

(c) Payment of Reconciliation Payment. Within fifteen (15) days of delivery of the invoice for the applicable Reconciliation Payment, if a written notice specifying in reasonable detail the nature of a dispute related thereto has not been delivered by such party, MSC or MPM, as applicable, shall promptly pay the applicable Reconciliation Payment to the other in cash. MSC and MPM, as applicable, may elect to cause all or a portion of the applicable Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of MSC, those subsidiaries listed on Exhibit C and, in the case of MPM, those subsidiaries listed on Exhibit D, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. Dollars converted at the Exchange Rate for MSC or MPM, as applicable.

5.07 Taxes.

(a) Recipient is responsible for and will pay all Taxes applicable to the Services provided to Recipient; provided, that such payments by Recipient to Service Provider will be made in a manner that is the most tax-efficient and that does not otherwise negatively impact Service Provider; and provided, further, that Service Provider will not be subject to any liability for Taxes applicable to the Services as a result of such payment by Recipient. Service Provider will collect such Tax from Recipient in the same manner it collects such Taxes from other customers in the ordinary course of Service Provider’s business, but in no event prior to the time it invoices Recipient for the Services with respect to which such Taxes are levied. Recipient may provide Service Provider with a certificate evidencing its exemption from payment of or liability for such Taxes.

(b) Service Provider will promptly reimburse Recipient for any Taxes collected from Recipient and refunded to Service Provider. In the event a Tax is assessed against Service Provider that is solely the responsibility of Recipient and Recipient desires to protest such assessment, Recipient will submit to Service Provider a statement of the issues and arguments requesting that Service Provider grant Recipient the authority to prosecute the protest in Service Provider’s name. Service Provider’s authorization will not be unreasonably withheld. Recipient will finance, manage, control and determine the strategy for such protest while keeping Service Provider reasonably informed of the proceedings. However, the authorization will be periodically reviewed by Service Provider to determine any adverse impact on Service Provider, and Service Provider will have the right to reasonably withdraw such authority at any time. Upon notice by Service Provider that it is so withdrawing such authority, Recipient will expeditiously terminate all proceedings. Any adverse consequences suffered by Recipient as a result of the withdrawal will be submitted to arbitration pursuant to Article XII. Any contest for Taxes brought by Recipient may not result in any lien attaching to any property or rights of Service Provider or otherwise jeopardize Service Provider’s interests or rights in any of its property. Recipient agrees to indemnify Service Provider for all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) that Service Provider incurs as a result of any such contest by Recipient.

(c) The provisions of this Section 5.07 will govern the treatment of all Taxes arising as a result of or in connection with this Agreement, notwithstanding any other Article of this Agreement to the contrary.

ARTICLE VI

COMPLIANCE WITH LAWS

Each of MSC and MPM agrees to comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational (including those of the European Communities) or foreign governmental, administrative or regulatory authority, agency or body in any jurisdiction in which such party conducts business in relation to the Services provided and matters that are the subject of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of MSC.

(a) MSC represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, that MSC has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MSC who executed this Agreement on behalf of MSC is in fact an officer of MSC and has been duly authorized by MSC to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MSC of this Agreement have been duly authorized by all necessary action on the part of MSC and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MSC, enforceable in accordance with its terms.

7.02 Representations and Warranties of MPM.

(a) MPM represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that MPM has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of MPM who executed this Agreement on behalf of MPM is in fact an officer of MPM and has been duly authorized by MPM to execute this Agreement on its behalf.

(b) The execution, delivery and performance by MPM of this Agreement have been duly authorized by all necessary corporate action on the part of MPM and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of MPM, enforceable in accordance with its terms.

ARTICLE VIII

INDEMNITY; LIABILITY

8.01 Indemnity by Service Provider. Service Provider shall indemnify, defend and hold harmless each Recipient Indemnitee from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) to the extent arising from, relating to, or connected with (in each case except to the extent directly or indirectly caused by the gross negligence, willful misconduct or material breach of or by Recipient) the gross negligence, willful misconduct or material breach of or by Service Provider or any employee, contractor or agent of Service Provider.

8.02 Indemnity by Recipient. Recipient shall indemnify, defend and hold harmless each Service Provider Indemnitee from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) to the extent arising from, relating to, or connected with (in each case except to the extent directly or indirectly caused by the gross negligence, willful misconduct or material breach of or by Service Provider) the provision by Service Provider of Services hereunder.

8.03 Procedure. The party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action; provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense; and provided, further, that the indemnifying party shall not settle any claim, action or demand without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. The indemnified party shall reasonably cooperate in the defense as the indemnifying party may request and at the indemnifying party’s expense.

8.04 Limitation on Liability. Notwithstanding anything contained herein to the contrary, in no event shall any party, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure; provided, however that the limitation of liability set forth in this Section 8.04 shall not apply with respect to claims for damages or indemnification made by Service Provider under Section 8.01 or Section 8.02, as applicable, regarding either any fines, penalties, judgments, awards and other similar orders to pay imposed by a governmental authority or in favor of a third-party with respect to Recipient’s business or any obligation to perform environmental cleanup or remediation pursuant to applicable law or regulatory requirements, in each case except to the extent such fine, penalty, judgment, award or other similar order to pay or such obligations result from Service Provider’s gross negligence, willful misconduct, or material breach of this Agreement.

ARTICLE IX

DEFAULT

9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the party failing in the performance or effecting the breaching act.

9.02 Service Provider’s Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from the Recipient with respect to such failure.

9.03 Recipient’s Default. An Event of Default shall exist with respect to Recipient if Recipient shall:

(a) unless subject to a good faith dispute hereunder, fail to make any monetary payment required under this Agreement on or before the due date recited herein and such failure continues for thirty (30) Business Days after written notice from Service Provider specifying such failure, or

(b) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.04 Bankruptcy. An Event of Default shall exist with respect to a party if such party, from and after the Emergence Date:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

9.05 Reorganization/Receiver. An Event of Default shall exist with respect to a party if, from and after the Emergence Date, an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of MSC or MPM, as the case may be, or appointing a receiver, trustee or liquidator of MSC or MPM, as the case may be, of all or a substantial part of any of the assets of MSC or MPM, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

9.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE X

TERMINATION

10.01 Terminating Events. This Agreement shall terminate between MSC and MPM at the written election of the non-defaulting party, upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

10.02 Termination for Convenience. Either MSC or MPM may terminate this Agreement for its convenience, without cause, by giving the other party written notice not less than thirty (30) days prior to the effective date of such termination.

10.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 10.03 and Section 10.04, and Article XIII (other than Section 13.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within thirty (30) days after the termination of this Agreement, Recipient shall pay Service Provider all accrued and unpaid amounts due under this Agreement.

10.04 Transition Assistance.

(a) At the request of Recipient, upon a termination or non-renewal of this Agreement, Service Provider will provide reasonable assistance to Recipient necessary to transfer the applicable Services provided hereunder to Recipient or Recipient’s designated third-party provider, which shall, to the extent requested by Recipient, include the assistance set forth in Section 10.04(b). During the Transition Period, Service Provider shall continue to provide Services to Recipient until such time as Recipient is ready to assume (or to have a third-party provider assume) responsibility for such Services, subject to clause (c) below. Costs and expenses for all of the following shall be allocated in accordance with the Allocation Percentage and shall not be subject to Section 5.01(a)(i): (i) the continuation of Services in the ordinary course, (ii) the provision of assistance in accordance with this Section 10.04, (iii) severance costs of any shared services employees whose services are no longer required following termination of this Agreement and (iv) third party headhunter costs paid during the Transition Period for the recruitment of any new employees required by either Recipient or Service Provider as a consequence of the termination of this Agreement. All other start-up costs and expenses, including for services, infrastructure, consulting and other items reasonably expended as a consequence of the transition of Services (including any services, infrastructure, consulting or other items acquired by Recipient in order to continue performing the Services for itself after the transition of Services) are to be borne solely by Recipient. The division between MPM and MSC of shared and other assets shall be effected in accordance with the Transition Asset Separation Principles set forth on Exhibit I.

(b) Service Provider shall (i) cooperate with Recipient and its designees by granting access to personnel providing Services, and shall make reasonably available information about the resources used to provide the Services (e.g., information technology equipment, software licenses, subcontractors, etc.), (ii) transfer to Recipient all data and other information relating to Recipient’s business, (iii) support transition-related testing and parallel runs undertaken by Recipient during the Transition Period, and (iv) execute its obligations set forth in the Termination Assistance Project Plan in a manner to meet milestones required to transition Services in the manner and on the timeline agreed on a Service by Service basis by the Parties (subject in each case to Recipient’s option in its discretion to extend such termination assistance period for each Service to the end of the Transition Period). In furtherance of the foregoing, upon commencement of the Transition Period, Service Provider shall prepare an exit plan in accordance with the project methodology in the Termination Assistance Project Plan that sets forth specific milestones for Service Provider’s completion of the Termination Assistance Project Plan on the timeline agreed by the parties for each Service (as such timeline for each Service may be extended by Recipient in its discretion in accordance with this Section 10.04), which exit plan shall be subject to the review and approval of Recipient.

(c) Nothing herein to the contrary withstanding, in no event shall Service Provider be required to provide transition assistance for more than twelve (12) months from the date of termination or non-renewal, subject to one successive renewal for an additional sixty (60) day period at the election of Recipient (such transition period, subject to the foregoing limitations, the “Transition Period”).

ARTICLE XI

NOTICES

All notices provided for in this Agreement or related to this Agreement, which either party desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a) United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b) (x) a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid or (y) electronic mail where return electronic mail acknowledgement of receipt of such transmission is received; or

(c) a nationally recognized overnight delivery service;

provided for receipted delivery, addressed as follows:

MSC:

Momentive Specialty Chemicals Inc.

180 East Broad Street,

Columbus, OH 43215

Attention:	General Counsel
Facsimile:	(614) 225-2108

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Brian P. Finnegan
Facsimile:	(212) 492-0079

bfinnegan@paulweiss.com

MPM:

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, NY 12211

Attention:	General Counsel
Facsimile:	(518) 533-4662

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Matthew Feldman

Facsimile: (212) 728-8111

mfeldman@willkie.com

Either MSC or MPM may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided)

or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XII

DISPUTE RESOLUTION

12.01 Resolution Procedure. Each of MSC and MPM agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the parties or as provided for in this Article XII.

12.02 Exchange Of Written Statements. In the event of a dispute under this Agreement, either MSC or MPM, on the one hand, may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant to this Section 12.02 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

12.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

12.04 Determination Of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both MSC and MPM shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either MSC or MPM may submit the dispute to arbitration in accordance with Section 12.05.

12.05 Disputes Submitted to Arbitration. Wherever any dispute arises between MSC and MPM, or among members of the Steering Committee, which is not otherwise resolved by the vote of a majority of the members of the Steering Committee or between the parties, the same shall be submitted to resolution by arbitration to be conducted in New York, New York, in accordance with the American Arbitration Association Rules then in force and the terms and conditions set forth in Sections 12.06 through 12.09.

12.06 Selection of Arbitrators. Either party shall have the right to submit such dispute to arbitration by delivery of written notice to the other party stating that the party delivering such notice desires to have the then unresolved controversy between MSC and MPM reviewed by a board of three (3) arbitrators. Said notice shall also set forth the identity of the person selected by the notifying party as its arbitrator, and shall detail the dispute between the parties and such party’s suggested resolution. Within twenty (20) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. The two arbitrators selected by the parties shall then notify MSC and MPM in writing promptly upon the selection of the third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within twenty (20) days after receipt of such notice, then the suggested resolution of the dispute as set forth in the written notice delivered by the party requesting such arbitration shall become the resolution thereof, and shall be binding on MSC and MPM hereunder.

12.07 Submission of Evidence. Within thirty (30) days following the date on which the parties shall have received notice of the appointment of the third arbitrator, the parties shall submit to the arbitrator so appointed a full statement of their respective positions and their reasons in support thereof, in writing, with copies delivered to the other party. Upon receipt of such written statement from the other party, the party receiving the same may file with the arbitrators a written rebuttal. Unless requested by the arbitrators, no hearing shall be required in connection with any such arbitration, and the arbitrators may elect to base their decisions on the written material submitted by the parties; provided, however, that the parties shall submit to hearings, and be prepared to provide testimony, by themselves or by witnesses called on their behalf, if so requested by the arbitrators.

12.08 Decisions of Arbitrators. Following receipt of the written materials from each party, and not later than 60 days from the final hearing held in connection with such arbitration, the arbitrators shall render their decision, which decision shall adopt either the position of MSC or MPM as previously submitted to the arbitrators, in full, without revision or alteration thereof, and without compromise. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators.

12.09 Arbitration is Binding. The decision of a majority of the arbitrators shall be binding upon MSC and MPM and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties, equally or disproportionately between the parties.

ARTICLE XIII

MISCELLANEOUS

13.01 Assignment. Neither MSC nor MPM shall assign this Agreement or any interest therein without the express prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, MSC or MPM may assign or transfer this Agreement to any Affiliate of such party; provided, that a counterpart original of such assignment is delivered to the other parties on or before the effective date of such assignment; and provided, further, that such Affiliate expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement. Except as otherwise provided herein, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the parties’ permitted successors and assigns and legal representatives.

13.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against MSC or MPM. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

13.03 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions.

13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

13.05 Attorneys’ Fees. Should either party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys’ fees.

13.06 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

13.07 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

13.08 Force Majeure. Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes. In the event of an Unavoidable Delay, the Recipient may either (i) perform any Services that Service Provider is unable to perform or (ii) contract with a third party to provide any such affected Service.

13.09 No Warranties. Service Provider shall use its best efforts to render the services contemplated by this Agreement in good faith to Recipient, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

13.10 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in any way modify, restrict or amend any of the terms or provisions hereof.

13.11 Waiver. The waiver by one party of any default or breach of any of the provisions, covenants or conditions hereof of the part of the other party to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

13.12 Consent to Jurisdiction. The parties hereto agree that, other than an arbitration proceeding arising pursuant to Article XII, any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York located in the borough of Manhattan or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

13.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 Third Party Beneficiaries. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

13.15 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties. For the avoidance of doubt, pursuant to Sections 6.01 and 6.03 of the Top Holdco Charter, the negotiation and agreement upon any amendment of this Agreement by MPM (x) shall be directed by the management of MPM and (y) shall constitute an “Affiliate Transaction” relating to Apollo requiring the approval of a majority of the Disinterested Directors of MPM.

13.16 Confidentiality; Data Security and Privacy.

(a) Each party hereto will maintain in strict confidence all Confidential Information received from the other party. Each party agrees that it will not use, disclose to any third Person or grant use of such Confidential Information except to the extent required to receive or provide the Services or as otherwise authorized in advance by the other party in writing. Each party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to ensure that its employees do not disclose or make any unauthorized use of such Confidential Information, but in no case less than a reasonable standard of care. Each party will disclose the other party’s Confidential Information only to those of such party’s employees, consultants and contractors who need to know such information to assist the party in receiving or performing the Services. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information.

(b) Each party will maintain industry standard data backup and recovery procedures in connection with all of their systems used in performing the Services. Each Party will maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the other Party that is in its possession in performing the Services, which procedures shall: (a) be at least equal to industry standards; (b) comply with applicable law; and (c) provide reasonably appropriate physical, technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, unauthorized disclosure, theft or misuse. Without limiting the generality of the foregoing, each Party will take reasonable measures to secure and defend its locations and equipment against “hackers” and others who may seek, without authorization, to modify or access its systems, or the information found therein.

(c) The provisions of this Section 13.16 shall be without limitation or modification of any provision set forth in the Joint Development Agreement.

(d) Notwithstanding anything in Section 13.16(a) to the contrary, Service Provider agrees to keep Recipient Personal Data confidential, and agrees to not disclose Recipient Personal Data to third parties without having first received express written approval from Recipient and, if required by applicable law, the applicable Data Subject. Service Provider and Service Provider’s personnel will Process Recipient Personal Data only on a need-to-know basis in connection with the performance of the Services.

(e) Service Provider will implement and maintain technical and organizational measures to ensure the security and confidentiality of Recipient Personal Data in order to prevent, among other things: (i) accidental, unauthorized or unlawful destruction, alteration, modification or loss of Recipient Personal Data, (ii) accidental, unauthorized or unlawful disclosure or access to Recipient Personal Data, and (iii) unlawful forms of processing Recipient Personal Data. The security measures taken will be in compliance with applicable data protection Laws.

(f) Service Provider will comply with all applicable laws pertaining to Personal Data protection and the Processing of Personal Data, and process employment-related data consistent with Recipient’s policies.

(g) Upon the expiration or termination of this Agreement for whatever reason, Service Provider will stop any Processing of Recipient Personal Data and will return to Recipient all copies of Recipient Personal Data along with all notes, analyses, compilations, forecasts, data, translations, studies, memoranda, copies, extracts, reproductions or other documents that contain such Recipient Personal Data.

(h) Service Provider will immediately inform Recipient of any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of Recipient Personal Data (a “Security Breach”) and take action immediately, at its own expense, to investigate the same and to identify, prevent and mitigate the effects thereof. The content of any filings, communications, notices, press releases, or reports related to a Security Breach must be approved by Recipient prior to any publication or communication thereof to any third party.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

MOMENTIVE SPECIALTY CHEMICALS INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS WORLDWIDE INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS USA INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS I LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS II LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS III LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

JUNIPER BOND HOLDINGS IV LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS QUARTZ, INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM SILICONES, LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS INDUSTRIA DE SILICONES LTDA

By:	/s/ Eduardo Sarli
	Name:	Eduardo Sarli
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS S. DE R.L. DE C.V.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMACE MATERIALS (SHANGHAI) CO LTD

By:	/s/ Xu Guoqing
	Name:	Xu Guoqing
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (NANTONG) CO LTD

By:	/s/ Xu Guoqing
	Name:	Xu Guoqing
	Title:	Authorized Person

WUXI MOMENTIVE PERFORMANCE MATERIALS CO LTD

By:	/s/ Hui Qunyi
	Name:	Hui Qunyi
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS HONG KONG LTD

By:	/s/ A. Mertens
	Name:	A. Mertens
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS JAPAN LLC

By:	/s/ Akira Sakurai
	Name:	Akira Sakurai
	Title:	Authorized Person

OHTA KAKO LLC

By:	/s/ Hideaki Takaoka
	Name:	Hideaki Takaoka
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS KOREA CO LTD

By:	/s/ Dong Min Shin
	Name:	Dong Min Shin
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE SERVICES S. DE R.L. DE C.V.

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS LTD.

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS RUS LLC

By:	/s/ Robert Gnann		/s/ Matthias Sven Steiner
	Name:	Robert Gnann	Matthias Sven Steiner
	Title:	Authorized Person	General Manager

MOMENTIVE PERFORMANCE MATERIALS KIMYA SANAYI VE TICARET LIMITED SIRKETI

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (PTY) LTD.

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) MANAGEMENT CO., LTD.

By:	/s/ Takayuki Imaizumi
	Name:	Takayuki Imaizumi
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) TRADING CO., LTD.

By:	/s/ Takayuki Imaizumi
	Name:	Takayuki Imaizumi
	Title:	Authorized Person

TA HOLDING PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

NAUTILUS PACIFIC TWO PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

NAUTILUS PACIFIC FOUR PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS ASIA PACIFIC PTE LTD

By:	/s/ Osman Nebioglu
	Name:	Osman Nebioglu
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (THAILAND) LTD

By:	/s/ Yoke Ping Lim
	Name:	Yoke Ping Lim
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS BENELUX BVBA

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS FRANCE SARL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS (INDIA) PRIVATE LIMITED

By:	/s/ Robert Gnann		/s/	V. P. Nalian
	Name:	Robert Gnann		V.P. Nalian
	Title:	Authorized Person		Managing Director

MOMENTIVE PERFORMANCE MATERIALS ITALY SRL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SPECIALTIES SRL

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SILICONES BV

By:	/s/ Robert Gnann
	Name:	Robert Gnann
	Title:	Authorized Person

MOMENTIVE PERFORMANCE MATERIALS SUISSE SARL

By:	/s/ Robert Gnann		/s/	A. Mertens
	Name:	Robert Gnann		A. Mertens
	Title:	Authorized Person		General Manager

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM AR LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM ESCROW

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person

MPM FINANCE ESCROW LLC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Authorized Person